Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the filing and incorporation by reference of our reports as of December 31, 2021 and 2020, to the Radler 2000, LP and Tug Hill Marcellus, LLC interests, prepared for Chesapeake Energy Corporation; and of our reports as of December 31, 2021 and 2020, to the interest of and prepared for Chief Exploration & Development LLC, included in or made part of this Form 8-K/A for Chesapeake Energy Corporation and to the incorporation by reference of said reports in the Registration Statements of Chesapeake Energy Corporation on Forms S-3 (File No. 333-263820, File No. 333-256214, and File No. 333-260833) and Forms S-8 (File No. 333-253340 and File No. 333-260834).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
May 18, 2022